EXHIBIT 4.4

Mr P Varin 31 January 2005	Corus 30 Millbank London SW1P 4WY United Kingdom Jim Leng Chairman

PRIVATE & PERSONAL

Dear Philippe,

I am pleased to advise you at the Remuneration Committee earlier this month it was agreed to increase your salary to Euros 779,000 and £233,700 per annum with effect from 1 January 2005.  The increase will be implemented through payroll, with retrospective adjustments to 1 January.

Yours sincerely

J W Leng

Chairman

Corus UK Limited

Registered Office 30 Millbank

London, SW1P 4WY

Registered in England No. 2280000